EXHIBIT 10.10

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (the “Agreement”) is made as of the 12th day of November, 2007 (the “Effective Date”), by and among Refinery Science Corporation, a corporation duly formed and existing under the laws of Texas, USA (“RESI”); Cancen Oil Processors Inc., a corporation duly formed and existing under the laws of Alberta, Canada (“COPI”); and Upgrader Marketing Inc., a corporation duly formed and existing under the laws of Alberta, Canada (“UMI”). RESI, COPI and UMI, and their respective successors and assignees, if any, may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties have entered into that certain non-binding Memorandum of Understanding dated August 15, 2007, to form a business relationship with respect to the upgrading, marketing and sale of heavy crude oil;

WHEREAS, RESI has exclusive rights to certain patented and patent pending intellectual property related to upgrading crude oil and production of steam useful in oil production throughout the world, and has developed, constructed, and demonstrated the unique upgrader technology to a pilot level and derived data sufficient to warrant commercial demonstration;

WHEREAS, COPI has demonstrated expertise in oil processing site preparation, operation, and permitting and owns an oil processing site complete with power, disposal wells tankage, and where both heavy oil and light oil lines transverse the property and adjacent undeveloped property;

WHEREAS, UMI has demonstrated expertise in transportation, logistics, purchasing and marketing crude and refined petroleum products and electricity;

WHEREAS, the parties wish to contribute their skills and resources to a project to build, operate, and share profits from a facility used to upgrade crude oil and produce electric power in the Province of Alberta; and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to the foregoing recitals;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1	Accounting Procedure means the rules, provisions and conditions contained in Exhibit A.

1.2	AFE means an authorization for expenditure pursuant to Article 6.7.

1.3	Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.4
Agreed Interest Rate means interest compounded on a semi-annual basis means the prime lending rate of the Bank of Montreal as published from time to time plus 2 percentage points applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.

1.5	Agreement means this Agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6	Business Day means a Day on which the banks in Edmonton, Alberta are customarily open for business.

1.7
Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31.

1.8	Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.9
Consequential Loss means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.10
Control means the ownership directly or indirectly of more than fifty (50) percent of the voting rights in a legal entity. “Controls”, “Controlled by”, “in common Control with” and other derivatives shall be construed accordingly.

1.11	Crude Oil means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are used in Joint Operations.

1.12	Day means a calendar day unless otherwise specifically provided.

1.13
Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.14
Entitlement means that quantity of upgraded Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement, as such rights and obligations may be adjusted by the terms of any blending and other disposition agreements entered into pursuant to Article 8.

1.15
Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.16	Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.17	Government means the government of Canada and any political subdivision, agency or instrumentality thereof.

1.18
Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.19
Hydrocarbons means all substances which are subject to and covered by the Joint Operations, including, but not limited to, upgraded hydrocarbons, Crude Oil and Natural Gas, and all electricity and other energy produced in connection with the Joint Operations.

1.20	Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.21	Joint Operations means those operations and activities carried out by Operator and Parties pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.22	Joint Property means, at any point in time, all facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations.

1.23	Laws / Regulations means those laws, statutes, rules and regulations governing activities under this Agreement.

1.24	Natural Gas means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the Joint Operations, but excluding Crude Oil.

1.25	Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

1.26	Non-Operator means each Party to this Agreement other than Operator.

1.27	Operating Committee means the committee constituted in accordance with Article 5.

1.28	Operator means a Party to this Agreement designated as such in accordance with Articles 4 or 7.12(F).

1.29
Participating Interest means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties’ interest in this Agreement.

1.30
Security means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.31
Senior Supervisory Personnel means, with respect to a Party, any individual who functions as its senior resident manager who directs all operations and activities of such Party, any manager who directly reports to such senior resident manager, and, in any of the above alternatives, any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to the tier selected, or any officer or director of such Party or one of its Affiliates.

1.32	Urgent Operational Matters has the meaning ascribed to it in Article 5.12(A)(1).

1.33	Work Program and Budget means a work program for Joint Operations and budget therefor as described and approved in accordance with Article 6.

ARTICLE 2
EFFECTIVE DATE, TERM AND FORMATION OF CORPORATION

2.1	Scope

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made. Notwithstanding the preceding sentence: (i)  Article 4.5, Article 7, Article 12.2, Article 15 and the indemnity obligation under Article 16.1 (A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved. Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

2.2	Organization and Formation of Corporation

The Parties hereby agree to, as soon as practicable, organize and form an Alberta corporation with the name “Alberta Upgrader Energy Inc.” (the “Operating Corporation”) under which all activities under this Agreement shall be performed by the Parties and in which the rights and privileges of the Parties, as agreed to in this Agreement, shall be embodied. The Parties shall execute and file such instruments as are necessary to form the Operating Corporation and shall file any necessary amendments to reflect the formal agreements contained herein. The Parties further agree that both (i) until such time as the Operating Corporation is formed and (ii) after the Operating Corporation is formed, the terms and conditions of this Agreement shall governing the relationship of the Parties, and any Articles of Incorporation or other charter document, Bylaws or other governance document, or any agreement by and between the Operating Corporation and any of the Parties, shall not contain terms or conditions which conflict with or are otherwise inconsistent with this Agreement.

ARTICLE 3
SCOPE

3.1	Scope and General Responsibilities

(A)
The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to the construction, operation and distribution of profits from a facility used to upgrade crude oil and other Hydrocarbons, and produce electric power, in the Province of Alberta, Canada. The facility shall be built in 1000 barrel per day increments, with a maximum production capacity of 6000 barrels of processed oil per day at the existing COPI processing site located in Alberta, Canada. The general responsibilities of the Parties are as follows:

(1)
RESI shall be responsible for all issues directly related to the construction, operation, and maintenance of any crude oil upgraders and power generation facilities. RESI shall also pay all costs associated with design, development, and construction of the first 1,000 barrel per day upgrader and 5 megawatt power unit. Delivery shall be made FOB to the COPI plant site. Additionally, RESI shall be responsible for all costs in connection with delivering an operational upgrader. All costs of maintaining any upgrader shall be borne by the Operating Corporation.

(2)
COPI shall be responsible for all issues directly related to the facility site. COPI shall provide all necessary permits and pay all costs necessary to prepare a suitable space on their current site to locate the first 1,000 barrel/day upgrader unit, and space for one 5 megawatt steam turbine/electrical generator. COPI shall be responsible for all costs for two 1,000 barrels oil storage tanks and all costs required to connect the facility to oil pipelines, the electrical transmission grid, and utilities.

(3)
UMI shall (i) advance up to $500,000 to pay for operating costs in each of the first two years of the Operating Corporation, as and when required by the Operating Committee and (ii) be responsible for all issues related directly to the acquisition, distribution, and sale of petroleum products and electricity produced at the facility. UMI shall bear all costs required to prepare initial energy sales contracts and bid documents with the Province of Alberta, Canada, and to arrange for feedstock delivery to the facility and pipeline distribution of upgraded petroleum products from the facility to customers.

(B)
After successful technical and economic demonstration of the first 1000 barrel/day upgrader unit, the Parties intend that the decision to expand the project to include facilities capable of processing up to an additional 5000 barrels/day of upgraded crude oil will be determined by a vote of the Operating Committee, pursuant to the terms and conditions of this Agreement. Should the Operating Committee vote to expand the project as described, then RESI shall provide to the Joint Operations the required additional upgraders at a purchase price equal to the sum of (i) the product cost (the “Product Cost”) for any additional upgraders, which shall be defined as:  direct materials cost, direct labor and an agreed 15% for administration costs plus 15% of the aforesaid total.  Product cost will be subject to acceptance of all invoices by the Operating Corporation. All purchase prices shall be ex works RESI, and the Operating Corporation shall be responsible for all freight, duty and insurance costs regarding any shipment of additional upgraders. All purchase prices shall be ex works RESI, and the Operating Corporation shall be responsible for all freight, duty and insurance costs regarding any shipment of additional upgraders.  The price of the first upgrader should be verified to satisfaction of the parties and the same procedure with any other upgrader and COPI shall provide a suitable site to the Joint Operations, at prevailing commercial lease rates or sell the parties sufficient suitable real property, at fair value, to expand the Joint Operations. In addition, should the Operating Committee vote not to proceed with the described expansion, COPI and/or UMI shall have 180 days after commissioning of the first 1,000 barrel/day operation to elect to continue the expansion of the project independently subject to providing to RESI written evidence of financing available to COPI to purchase a minimum 1,000 to a maximum of 5,000 barrel/day upgrader and placement of an agreed non-refundable deposit to RESI for commencement of construction, design, and engineering of the additional upgraders. COPI and/or UMI shall continue to have the right to expand the site up to a maximum of incremental 5,000 barrel/day upgrader 180 days after each minimum expansion of 1,000 barrel/day up to this maximum. Notwithstanding the aforementioned any increments greater than 1,000 barrels/day prior to completion of subsequent 1,000 barrels/day expansion must have unanimous consent of all the Parties to this agreement.

(C)
For greater certainty, the Parties confirm that the rights to construct, operate and distribute profits from a facility using technology licensed from RESI to upgrade crude oil and other Hydrocarbons, and produce electric power or other energy outside of the existing COPI sites located in the Province of Alberta, Canada, are outside of the scope of this Agreement and are not addressed herein.

3.2	Participating Interest; Distribution of Net Profits; Entitlement Amounts

(A)	The Participating Interests of the Parties as of the Effective Date are:

RESI  45%
COPI  45%
UMI  10%

(B)	If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement, the Participating Interests of the Parties shall be revised accordingly.

(C)
The Parties acknowledge that capital expenditures for the delivery and operation of the first 1000 barrel/day upgrader are expected to be proportionally higher for RESI than for COPI and UMI (estimated at approximately 78% for RESI, 15% for COPI, and 7% for UMI). Accordingly, the net profits (total revenues from the sale of Hydrocarbons and of all other operations, less the cost of feedstock, transportation, operating and maintenance costs and other costs customarily determined in connection with determining net profits) of the Operating Corporation shall be distributed on a pro rata basis based on the contribution of the parties, until such time as the Parties have recovered their respective capital investments in the Joint Operations plus the Agreed Interest Rate. Thereafter, the net profits of the Operating Corporation shall be distributed to the parties in accordance with their respective Participating Interests, i.e., (i) 45% of net profits to RESI, (ii) 45% of net profits to COPI and (iii) 10% of net profits to UMI.

(D)	Each Party shall have title and rights to its Entitlement in an amount equal to the amount of net profits that such Party has rights under this Article 3.2.

3.3 Ownership, Obligations and Liabilities

(A)
Unless otherwise provided in this Agreement, all Joint Property, and any Hydrocarbons produced from the Joint Operations shall be owned by the Parties in accordance with their respective Participating Interests.

(B)
Unless otherwise provided in this Agreement, all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C)
Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

(D)	RESI will make available to the Operating Corporation all improvements, advances, changes which are developed in connection with any upgrader and the up-grading technology.

ARTICLE 4
OPERATOR

4.1	Designation of Operator

COPI is designated as Operator and agrees to act as such in accordance with this Agreement.

4.2	Rights and Duties of Operator

(A)
Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations.

(B)	In the conduct of Joint Operations Operator shall:

(1)	perform Joint Operations in accordance with the provisions of this Agreement, the Laws / Regulations, this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2)
conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)
exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)
subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5)
perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(6)	acquire all licenses, permits, consents, approvals or other rights that may be required for or in connection with the conduct of Joint Operations;

(7)
upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8)
undertake to maintain Joint Operations in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the Alberta petroleum industry under similar circumstances. Operator shall timely pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavors to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9)
pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10)
have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under this Agreement and Joint Operations. Operator shall notify the other Parties as soon as possible of such meetings. Subject to this Agreement and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(11)
in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(12)	establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(13)	include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)	establish that such contractors can only enforce their contracts against Operator;

(b)
permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)	require such contractors to take insurance required by Article 4.7(H).

4.3	Information Supplied by Operator

(A)	Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1)	copies of all purchase orders, contracts or other documentation evidencing the purchase or supply of Crude Oil or other Hydrocarbons, in both paper and digitally recorded format.

(2)	daily processing reports of Hydrocarbons, including all disposals to disposal wells with reconciliations to daily sales reports of upgraded Hydrocarbons

(3)	copies of all test and analysis reports of Hydrocarbons supplied and upgraded Hydrocarbons sold

(4)	engineering studies, development schedules and quarterly progress reports on development projects;

(5)
as requested by a Non-Operator, (i) copies of all material reports relating to Joint Operations furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(6)
such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel. Only Non-Operators who pay such costs will receive such additional information; and

(7)	other reports as directed by the Operating Committee.

(B)
Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request. Any Non-Operator may make copies of such other data at its sole expense.

4.5	Settlement of Claims and Lawsuits

(A)
Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of Five Thousand ($5,000) U.S. dollars, exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)
Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)
Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6	Limitation on Liability of Operator

(A)
Except as set out in Article 4.6(C), neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)
Except as set out in Article 4.6(C), the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(C)
Notwithstanding Articles 4.6(A) or 4.6(B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share, Operator shall bear all such damages, losses, costs, expenses and liabilities.

(D)
Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations.

4.7	Insurance Obtained by Operator

(A)	Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Laws / Regulations.

(B)
Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require. In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C)	Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)
use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Laws / Regulations;

(2)	promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)
arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4)
use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)	duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(H)	Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1)	obtain and maintain any and all insurance in the types and amounts required by the Laws / Regulations or any decision of the Operating Committee;

(2)	name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)	provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8	Commingling of Funds

Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement.

The Operating Committee may decide that monies Operator receives for the Joint Account shall be deposited in an interest-bearing account at any time. Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of the funding by each Party and its share of the Joint Account monies. Operator shall apply such earned interest to the next succeeding cash call or, if directed by the Operating Committee, pay it to the Parties.

4.9	Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10	Removal of Operator

(A)	Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)	Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)	an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3)	a receiver is appointed for a substantial part of Operator’s assets; or

(4)	Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)
Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of one (1) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty and one-tenth percent (50.10%). However, if Operator disputes such alleged commission of or failure to cure a material breach and dispute or claim resolution proceedings are initiated in relation to such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 7.3 with respect to Operator’s breach of its payment obligations.

(C)
If Operator together with any Affiliates of Operator is or becomes the holder of a Participating Interest of less than forty-five percent (45%), then Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

(D)
If there is a direct or indirect change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties. The Operating Committee shall vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

(E)
Subject to Article 4.11, Operator may be removed at any time without cause by the affirmative vote of one (1) or more of the total number of Non-Operators holding a combined Participating Interest of at least fifty and one tenth percent (50.10%).

4.11	Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)	The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9. No Party may be appointed successor Operator against its will.

(B)
If Operator is removed, other than in the case of Article 4.10(C) or Article 4.10(D), neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.

(C)	The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(D)
The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons both Crude oil and Upgraded Hydrocarbons located in tanks at site, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E)	The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(F)
Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12	Health, Safety and Environment (“HSE”)

(A)
With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)	establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(2)	design and operate Joint Property consistent with the HSE plan; and

(3)	conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)
The Operating Committee shall be provided by Operator, on an annual basis, with an HSE letter of assurance providing adequate evidence that an HSE plan is in place and that any major HSE issues have been brought to the attention of the Operating Committee and are being properly managed.

(C)
In the conduct of Joint Operations, Operator shall establish and implement a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations. Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

(D)	Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)	Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit the following:

(1)	possession, use, distribution or sale of firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)	possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3)	possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

(F)
Without prejudice to a Party’s rights under Article 4.2(B)(7), with reasonable advance notice, Operator shall permit each Non-Operator to have at all reasonable times during normal business hours (and at its own risk and expense) the right to conduct its own HSE audit.

ARTICLE 5
OPERATING COMMITTEE

5.1	Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2	Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the purpose of this Agreement and in a manner appropriate in the circumstances.

5.3	Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4	Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

5.5	Notice of Meeting

Any Party may call a meeting of the Operating Committee by giving notice to the Parties at least five (5) Days in advance of such meeting. Such five-day notice period above may only be waived with the unanimous consent of all the Parties.

5.6	Contents of Meeting Notice

(A)	Each notice of a meeting of the Operating Committee as provided by a Party shall contain:

(1)	the date, time and location of the meeting;

(2)	an agenda of the matters and proposals to be considered and/or voted upon; and

(3)	copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)	A Party, by notice to the other Parties given not less than two (2) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)	On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7	Location of Meetings

All meetings of the Operating Committee shall be held in Calgary, Alberta, Canada, or elsewhere as the Operating Committee may decide. Any member of the Operating Committee may attend a meeting of the Operating Committee by telephone conference call.

5.8	Operator’s Duties for Meetings

(A)	With respect to meetings of the Operating Committee and any subcommittee, the duties of a Party who calls a meeting of the Operating Committee shall include:

(1)	timely preparation and distribution of the agenda;

(2)	organization and conduct of the meeting; and

(3)	preparation of a written record or minutes of each meeting.

(B)	Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9	Voting Procedure

Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of one (1) or more Parties which are not Affiliates then having collectively at least fifty and one-tenth percent (50.10%) of the Participating Interests.

5.10	Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

5.11	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12	Voting by Notice

(A)
In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination. Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)
Twelve (12) hours in the case of operations which involve the use of equipment that is standing by and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)	Three (3) Days in the case of all other proposals.

(B)
Except in the case of Article 5.12(A)(1), any Party may, by notice delivered to all Parties within one (1) Day of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)	Except as provided in Article 9, any Party failing to communicate its vote in a timely manner shall be deemed to have voted for such proposal.

(D)	If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13	Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties.

ARTICLE 6
WORK PROGRAMS AND BUDGETS

6.1	Plan of Operations

(A)
Within thirty (30) Days after the Effective Date, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within fifteen (15) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)
On or before the 15th Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year. Within fifteen (15) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(C)
If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Joint Operations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals.

(D)
Any approved Work Program and Budget may be revised by the Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly.

6.3	Production

On or before the 15th Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed thorough put processing of hydrocarbons schedule, Work Program and Budget detailing the Joint Operations to be performed and the projected production and sales schedule for the following Calendar Year. Within fifteen (15) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget.

6.4	Itemization of Expenditures

(A)
During the preparation of the proposed Work Programs and Budgets contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets.

(B)
Each Work Program and Budget submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)	identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)	include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine; and

(3) contain an estimate of funds to be expended by Calendar Quarter; and

(C)	The Work Program and Budget shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5	Multi-Year Work Program and Budget

Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget.

6.6	Contract Awards

Operator shall award contracts to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding Five Thousand ($5,000) U.S. Dollars, Operator shall obtain the approval of the Operating Committee.

6.7	Authorization for Expenditure (“AFE”) Procedure

(A)
Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be in excess of Five Thousand ($5,000) U.S. Dollars in a development or production Work Program and Budget, Operator shall send to each Non-Operator an AFE as described in Article 6.7(C).

(B)
Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee. If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement. If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(C)	Each AFE proposed by Operator shall:

(1)	identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(2)	describe the work in detail;

(3)	contain Operator’s best estimate of the total funds required to carry out such work;

(4)	outline the proposed work schedule;

(5)	provide a timetable of expenditures, if known; and

(6)	be accompanied by such other supporting information as is necessary for an informed decision.

6.8	Overexpenditures of Work Programs and Budgets

(A)
For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

(B)
At such time Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee a supplemental AFE for the estimated expenditures for the Operating Committee’s approval, and Operator shall provide reasonable details of such overexpenditures. The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C)
The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for Urgent Operational Matters and measures set out in Article 12.5 without the Operating Committee’s approval.

ARTICLE 7
DEFAULT

7.1	Default and Notice

(A)	Except with respect to the first upgrader delivered by RESI, any Party that fails to:

(1)	pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)	obtain and maintain any Security required of such Party this Agreement;

shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the “Default Notice”) to the Defaulting Party and each of the non-defaulting Parties.

(B)
For the purposes of this Article 7, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 7.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 7.1 have been remedied in full.

7.2	Operating Committee Meetings and Data

(A)	Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)	call or attend Operating Committee or subcommittee meetings;

(2)	vote on any matter coming before the Operating Committee or any subcommittee;

(3)	access any data or information relating to any operations under this Agreement;

(4)	consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5)	Transfer (as defined in Article 11.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 7;

(6)	consent to or reject any Transfer (as defined in Article 11.1) or otherwise exercise any other rights in respect of Transfers under this Article 7 or under Article 11;

(7)	receive its Entitlement in accordance with Article 7.4;

(8)	withdraw from this Agreement under Article 12; or

(9)	take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement.

(B)	Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)
unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2)	any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)
the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13; and

(4)	the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

7.3	Allocation of Defaulted Accounts

(A)
The Party providing the Default Notice pursuant to Article 7.1 shall include in the Default Notice to each non-defaulting Party a statement of the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default. Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties. For the purposes of this Article 7:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 7.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B)
If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile or telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 7.3(A). Otherwise, each non-defaulting Party shall satisfy its obligations under Article 7.3(A)(i) before the Default Period commences and its obligations under Article 7.3(A)(ii) within ten (10) Days following the Default Notice. If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 7. The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 7.

(C)
If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 7.3(C), except to the extent Operator would be liable under Article 4.6.

7.4	Remedies

(A)
During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 7.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 7.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)
If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 7.4(C)), if applicable. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)
The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any Joint Operations and property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

(D)
(1) If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, each non-defaulting Party shall have the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement. Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 12.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties. Notwithstanding the terms of Article 12, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 7.4(D)(1) shall be in proportion to the Participating Interests of the non-defaulting Parties.

(2) A Party which is held in default under this Agreement (and subsequently cures such default) shall be subject to the provisions of this Article 7.4(D)(2) for a period of thirty (30) Days following the last Day of the Default Period associated with such initial occurrence of default. If such Party fails to remedy a subsequent default by the fifteenth (15th) Day following the date of the Default Notice associated with such subsequent occasion of default (a “Repeat Defaulting Party”), then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, each non-defaulting Party shall have the option, exercisable at any time thereafter until the Repeat Defaulting Party has completely cured its defaults, to require that the Repeat Defaulting Party completely withdraw from this Agreement. Such option shall be exercised by notice to the Repeat Defaulting Party and each non-defaulting Party. If such option is exercised, the Repeat Defaulting Party shall be deemed to have transferred, pursuant to Article 12.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties. Notwithstanding the terms of Article 12, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 7.4(D)(2) shall be in proportion to the Participating Interests of the non-defaulting Parties

(E)
In addition to the other remedies available to the non-defaulting Parties under this Article 7 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, in the event a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Laws / Regulations.

(1)
Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or hereafter acquired, together with all products and proceeds derived from that Participating Interest (collectively, the “Collateral”) as security for (i) the payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement.

(2)
Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time thereafter during the Default Period, to foreclose its mortgage and security interest against its pro rata share of the Collateral by any means permitted under the Laws / Regulations and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Laws / Regulations, and subject to the provisions of Article 11.  Except as may be prohibited by the Laws / Regulations, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 7.4.  Any deficiency in the amounts received by the foreclosing party shall remain a debt due by the Defaulting Party. The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them. Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

(3)
Each Party agrees to execute such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 7.4(E).

(F)
For purposes of Articles 8.4(D) and 8.4(E), the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it. Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(G)
The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party..

(H)
The rights and remedies granted to the non-defaulting Parties in this Article 7 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

7.5	Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive abandonment of Joint Operations and termination of this Agreement.

7.6	No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 7, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 8
DISPOSITION OF HYDROCARBONS

8.1	Right and Obligation to Take in Kind

Except as otherwise provided in this Article 8, otherwise determined by the Operating Committee or as otherwise agreed by the Parties, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

8.2	Disposition of Hydrocarbons

The Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Hydrocarbons, as promptly notified by Operator, negotiate and endeavor to conclude the terms of an agreement to cover the disposition of Hydrocarbons by the Joint Operations, it being intended by the parties that the Operator shall dispose of and sell Hydrocarbons in a manner the most economically efficient for the Operating Corporation.

ARTICLE 9
TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

9.1	Obligations

(A)
Any Transfer (except Transfers pursuant to Article 7 or Article 10) shall be effective only if it satisfies the terms and conditions of Article 9.2; and a Party subject to a Change in Control must satisfy the terms and conditions of Article 9.3. Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled. Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

(B)	For purposes of this Agreement:

“Cash Transfer” means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

“Cash Value” means the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Participating Interest represents more than fifty percent (50%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control. For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance.

“Encumber” and other derivatives shall be construed accordingly.

“Transfer” means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

9.2.	Transfer

(A)
Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than ten percent (10%) or any interest other than a Participating Interest in this Agreement.

(B)
Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest. In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 9, in which event a successor Operator shall be appointed in accordance with Article 4.11. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

(C)
Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of this Agreement prior to such Transfer. Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer.

(D)
A transferee shall have no rights in this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 9.2(E)) by separate instrument signed by all Parties) unless and until:

(1)
it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government on or before the applicable deadlines; and

(2)
except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under this Agreement.

No consent shall be required under this Article 9.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)
Nothing contained in this Article 9 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)	such Party shall remain liable for all obligations relating to such interest;

(2)	the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

(3)	such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement; and

(F)
Any Transfer of all or a portion of a Party’s Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance as provided in Article 9.2(E), shall be subject to the following procedure.

(1)
Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest (and, if applicable, the determination of the Cash Value of the Participating Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 9.2(F)(3) if, within thirty (30) Days of the transferor’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.2(F)(3) and 12.2(F)(4), where applicable). If no Party delivers such counter-notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 9, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals. No Party shall have a right under this Article 9.2(F) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are included in the Transfer.

(2)
If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)
In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Participating Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee. In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Participating Interest on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Participating Interest for cash. In the case of a package sale, no Party may acquire the Participating Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee. If for any reason the package sale terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed package sale shall also terminate.

(4)
For purposes of Article 9.2(F)(3), the Cash Value proposed by the transferor in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the transferor with a copy to the other Parties within ten (10) Days of receipt of the transferor’s notice stating that it does not agree with the transferor’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the transferor and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) Day period, either the transferor or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 16.3 for determination of the Cash Value.

(5)
If the determination of the Cash Value is referred to an independent expert and the value submitted by the transferor is no more than five percent (5%) above the Cash Value determined by the independent expert, the transferor’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert. If the value submitted by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the transferor shall pay all costs of the expert. Subject to the independent expert’s value being final and binding in accordance with Article 16.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)
Once the Cash Value is determined under Article 9.2(F)(5), Operator shall provide notice of such Cash Value to all Parties and the transferor shall be obligated to sell and the Parties which provided notice of their intention to purchase the transferor’s Participating Interest pursuant to Article 9.2(F)(1) shall be obligated to buy the Participating Interest at said value.

(F)	Any Transfer (other than a Transfer to an Affiliate and the granting of an Encumbrance as provided in Article 9.2(E)) shall be subject to the following procedure.

(1)
In the event that a Party wishes to transfer any part or all of its Participating Interest, prior to the transferor entering into a written agreement providing for such a Transfer (whether or not such agreement is binding) the transferor shall send the other Parties notice of its intention and invite them to submit offers for the Participating Interest subject to the Transfer. The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 9.2(F)(3). If the transferor notifies the offering Party or Parties that the binding offer presents an acceptable basis for negotiating a Transfer agreement, the transferor and that offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable Transfer agreement. If the transferor does not find that any Party’s offer presents an acceptable basis for negotiating a Transfer agreement, or if the above sixty (60) Days elapse and the transferor in its sole discretion believes that a fully negotiated agreement based on the offer deemed acceptable by the transferor with all offering Parties is not imminent, the transferor shall be entitled for a period of one hundred eighty (180) Days from the expiration of the thirty (30) Day offer period or the sixty (60) Day negotiation period, respectively, plus such additional period as may be necessary to secure governmental approvals, to Transfer all or such portion of its Participating Interest to a third party, subject to the obligations set forth in this Article 9.

(2)
If more than one Party counter-notifies the transferor that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)
All Parties desiring to give such a counter-notice shall meet to formulate a joint offer. Each such Party shall make known to the other Parties the highest price or value that it is willing to offer to the transferor. The proposal with the highest price or value shall be offered to the transferor as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 9.2(F)(1) above.

9.3	Change in Control

(A)
If required by law, a Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government on or before the applicable deadlines.

(B)
A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations this Agreement. Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under this Agreement.

(C)
Any Change in Control of a Party, other than to an Affiliate, shall be subject to the following procedure. For purposes of this 12.3, the term “acquired Party” shall refer to the Party that is subject to the Change in Control.

(1)
In the event that the Affiliates of a Party wish to enter into a transaction that will result in a Change in Control of the Party, prior to such Affiliates entering into a written agreement (whether or not such agreement is binding) the acquired Party shall send the other Parties notice of its Affiliates’ intention and invite them to submit offers for the Participating Interest subject to the Change in Control. The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 9.3(C)(3). If the acquired Party notifies an offering Party or Parties that their binding offer presents an acceptable basis for negotiating a transfer agreement, the acquired Party and the offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable transfer agreement. If the acquired Party does not find that any Party’s offer presents an acceptable basis for negotiating a transfer agreement, or if the above sixty (60) Days elapse and the acquired Party in its sole discretion believes that a fully negotiated agreement with an offering Party or Parties is not imminent, the Change in Control may proceed without further notice, subject to the obligations set forth in this Article 9, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the expiration of the thirty (30) Day offer period or the sixty (60) Day negotiation period, respectively, plus such additional period as may be necessary to secure governmental approvals.

(2)
If more than one Party counter-notifies the acquired Party that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of the Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)
All Parties desiring to give such a counter-notice shall meet to formulate a joint offer. Each such Party shall make known to the other Parties the highest price or value which it is willing to offer to the acquired Party. The proposal with the highest price or value shall be offered to the acquired Party as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 9.3(C)(1) above.

ARTICLE 10
WITHDRAWAL FROM AGREEMENT

10.1	Right of Withdrawal

(A)
Subject to the provisions of this Article 10, any Party not in default may at its option withdraw from this Agreement by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 10.7.

(B)
The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 10.9.

10.2	Partial or Complete Withdrawal

(A)
Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Joint Operations and terminate this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 10.6.

(B)
Any Party withdrawing under Article 10.2 or under this Article 12 shall withdraw from the Joint Operations, and thus abandon to the other Parties not joining in its withdrawal all its rights to Hydrocarbons generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

10.3	Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

10.4	Obligations and Liabilities of a Withdrawing Party

(A)	A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)
costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) or AFE prior to such Party’s notification of withdrawal, regardless of when they are incurred;

(2)	expenditures described in Articles 4.2(B)(13) and 11.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(3)
all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(4)	in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 10 merely because they are not identified or identifiable at the time of withdrawal.

(B)
Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 10.4(A)(2) or Article 10.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure.

10.5	Emergency

If equipment catches fire or explodes, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

10.6	Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

10.7	Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

10.8	Security

A Party withdrawing from this Agreement pursuant to this Article 10 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 10.4, but which become due after its withdrawal, including Security to cover the costs of an abandonment, if applicable.

10.9	Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 11
RELATIONSHIP OF PARTIES AND TAX

11.1	Relationship of Parties for the Purposes of Parties Subject to U.S. Tax Laws

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

11.2	Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

11.3	United States Tax Election

(A)
If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 13.3. Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)
No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C)
Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

(D)	A Non-U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

(E)
For the purposes of this Article 13.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement. “Non-U.S. Party” shall mean any Party that is not subject to such income tax law.

ARTICLE 12
VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

12.1	Venture Information

(A)
Except as otherwise provided in this Article 12 or in Articles 4.4 and 8.4(A), each Party will be entitled to receive all Venture Information related to operations in which such party is a participant. “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be owned exclusively by RESI. By way of example and not limitation, Venture Information shall include all designs, documentation, methods, processes, improvements, inventions, works and other related information resulting Joint Operations or joint development efforts hereunder, including without limitation all patents (and all applications for the same whether in process or not), copyrights (and all applications for the same whether in process or not), marks, trade secrets and other intellectual and property rights in or based upon the foregoing, in whole or in part. RESI grants each Party the right to use all Venture Information it receives solely to copy, review and further Joint Operations. Such right shall not include rights to disclose, license, distribute, sell or any other right not expressly granted herein.

(B)	Each Party may extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 12.

(C)
All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

12.2	Confidentiality

(A)
Subject to the provisions of this Article 12, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the course of any Joint Operations and for a period of twenty (20) years thereafter to any person or entity not a Party to this Agreement, except:

(1)	to an Affiliate pursuant to Article 12.1(B);

(2)
to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(3)	to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(4)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(5)
to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(6)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(7)
to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange;

(8)
to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(9)	any information which, through no fault of a Party, becomes a part of the public domain.

(B)
Disclosure as pursuant to Articles 12.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least ten (10) years and to use the information for the sole purpose described in Articles 12.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

12.3	Intellectual Property

(A)
Subject to Articles 15.3(C) and 15.5, title to all intellectual property rights in the Venture Information shall be owned exclusively by, and hereby vests in, RESI. RESI hereby grants to the Parties a limited, perpetual, royalty-free, irrevocable license to use, all such intellectual property rights solely in the Joint Operations. If any Venture Information amounts to a patentable invention, RESI shall be entitled to seek patent protection for such invention. The Parties shall perform all acts necessary to vest ownership of the development technology in RESI, including but not limited to executing the documents necessary to file, amend, prosecute and assign patents, copyrights and other intellectual property. The Parties hereby assign all Venture Information to RESI.

(B)
Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

(C)
If in the course of carrying out activities charged to the Joint Account, a Party or an Affiliate of a Party makes or conceives any inventions, discoveries, or improvements which primarily relate to or are primarily based on the proprietary technology of RESI or its Affiliates, or is related to Joint Operations, then all intellectual property rights to such inventions, discoveries, or improvements shall vest exclusively in RESI, provided, however, each other Party shall have a perpetual, royalty-free, irrevocable license to use such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D)
Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

12.4	Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 12.2.

ARTICLE 13
FORCE MAJEURE

13.1	Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

13.2	Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” shall mean circumstances which were beyond the reasonable control of the Party concerned and shall include strikes, lockouts and other industrial disturbances even if they were not “beyond the reasonable control” of the Party.

ARTICLE 14
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties. Any notice delivered via e-mail shall be Received (as defined below) provided that the receiving party responds to such e-mail or otherwise acknowledges in writing receipt of such e-mail. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 15 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 15. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

If to RESI:	Refinery Science Corp.
500 W. University Ave., #321 Burges Hall
El Paso, Texas 79968
USA
Tel: (915) 747-5560
Fax: (915) 747-6977
E-mail: lightyear4@hotmail.com
Attn: David Rendina, President and Chief Executive Officer

If to COPI:	Cancen Oil Producers Inc.
9659 - 49th Avenue
Edmonton, Alberta
Canada T6E 5Z5
Tel: (780) 941-2272
Fax: (780) 941-2188
E-mail: dktalbot@telus.net
Attn: Keith Talbot, President

If to UMI:	Upgrader Marketing Inc.
Suite 404, Petro-Canada Centre
100 - 111 Fifth Avenue
Calgary, Alberta
Canada T2P 3Y6
Tel: (403) 605-4022
Fax: (403) 697-2671
E-mail: bugg@beauenergy.com
Attn: Tom Bugg, President

ARTICLE 15
APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

15.1	Applicable Law

The substantive laws of the Province of Alberta apply exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties.

15.2	Dispute Resolution

(A)
Notification. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 15.

(B)
Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney.

15.3	Forum for Arbitration

Any dispute between the Parties pertaining to this Agreement shall be resolved through binding arbitration. The parties agree that any arbitration proceeding shall be conducted in Vancouver, British Columbia and consent to exclusive jurisdiction and venue there. The award of the arbitrator(s) shall be final and binding, and the parties waive any right to appeal the arbitral award, to the extent that a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (a) to compel arbitration, (b) to obtain injunctive relief and interim measures of protection pending arbitration, and (c) to enforce any decision of the arbitrator(s), including but not limited to the final award.

ARTICLE 16
GENERAL PROVISIONS

16.1	Conduct of the Parties

(A)
Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it. Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

16.2	Conflicts of Interest

(A)
Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B)
The provisions of the preceding paragraph shall not apply to: (1) Operator’s performance which is in accordance with the local preference laws or policies of the Government; or (2) Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

(C)
Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

16.3	Public Announcements

(A)
Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties which are not Affiliates of Operator holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)
If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 14.2.

16.4	Successors and Assigns

Subject to the limitations on Transfer contained in Article 11, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

16.5	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

16.6	No Third Party Beneficiaries

Except as provided under Article 4.6 (B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

16.7	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

16.8	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

16.9	Modifications

Except as is provided in Articles 11.2(B) and 16.8, there shall be no modification of this Agreement, except by written consent of all Parties.

16.10	Interpretation

(A)
Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(C)	Gender. Reference to any gender includes a reference to all other genders.

(D)	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)
Include. “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

16.11	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

16.12	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties, including but not limited to that certain Memorandum of Understanding dated August 15, 2007, by and among the Parties.

[signature page follows]

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

RESI: REFINERY SCIENCE CORP.

By:
Name: David Rendina Title: President

COPI: CANCEN OIL PROCESSORS INC.

By:
Name: Keith Talbot Title: President

UMI: UPGRADER MARKETING INC.

By:
Name: Thomas Bugg Title: President